Exhibit 99

Outlook Section of the Fourth Quarter and Full Year 2005 Earnings Conference Call

Now that we have reported 2005 results, let’s review guidance for 2006.

          In discussing our operating performance earlier this month, we also reviewed one-time items that would be factors in creating a baseline for 2005. Because it wasn’t clear how some of these one-time items were being treated by some analysts, we said our performance for 2005 would include:

•	a $0.04 restructuring charge,

•	a $0.03 increase in income taxes on the repatriation of funds made possible by the American Jobs Creation Act of 2004,

•	but excludes a $0.01 gain on the sale of CVC, which was a third quarter item.

          In closing our books and reflecting the treatment of the above items, we produced non-GAAP earnings of $2.20, or just about where we expected to finish 2005. That was the base used to suggest earlier this month that in 2006 we would grow about 5% to 8%, or  $2.31 to $2.38 per share, excluding the expensing of stock options.  We have now completed our planning process for 2006 and have obtained Board approval of an expanded share repurchase plan.   As a result, we are increasing our guidance for 2006.

With the benefit of $0.03 from the expanded buy back plan in 2006 and with the completion of our planning process, we expect earnings per share of $2.36 to $2.41 this year, again that excludes the expensing of stock options.

In addition, with a more robust market outlook the preliminary estimate for 2007 is for an expected return to double-digit earnings growth.